Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

National City Home Loan Services, Inc.
150 Allegheny Center Mall
Pittsburgh, Pennsylvania 15212

Attention: First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2006-FF18

Re: Pooling and Servicing Agreement (the "Agreement"), dated as of December 1, 2006, among Merrill Lynch Mortgage Investors, Inc., as depositor, National City Home Loan Services, Inc., as servicer, and LaSalle Bank National Association, as trustee, relating to First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2006-FF18

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President